Exhibit 99.1

Press Release

TNS, Inc. Announces Third Quarter 2009 Financial Results

- Q3 Adjusted Earnings Reach $0.65 per Share Excluding $0.05 in Severance Charges -

- Generates $34 Million in Cash from Operations, Repays $20 Million in Debt -

- Expects to Achieve Annualized Synergies Related to CSG Acquisition of $0.24-$0.30 in Adjusted Earnings per Share -

- Updates 2009 Revenue and Adjusted Earnings Outlook -

RESTON, Va. — November 2, 2009 —TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its third quarter 2009 results.

Henry H. Graham, Jr., CEO, commented, “TNS’ execution in the third quarter of 2009 remained solid despite a challenging environment, resulting in adjusted earnings per share, excluding severance charges, above our outlook range.  The Communication Services Group acquisition continues to contribute strongly to the performance of our Telecommunication Services Division, with the expanded product suite enhancing our competitive position and enabling us to win new business.  Our Financial Services Division completed a large customer migration and added new endpoints as we continued to expand our growing community of interest.  Our POS Division revenues increased for the second consecutive quarter, and while our International Services Division’s revenues decreased from last year in local currency, revenues in this division increased on a sequential basis.  In the fourth quarter, the step-down from last year in global POS transaction volumes, which we attribute to the global economic downturn, will reach its first anniversary.  We remain focused on our growth strategies in all divisions, strict cost control and cash generation, and investing selectively to further strengthen our global competitive positioning.”

TNS acquired the Communication Services Group on May 1, 2009 and has included its results in the Telecommunication Services Division from that date.  Therefore, third quarter 2009 results are not comparable to those of prior periods.

Total revenue for the third quarter of 2009 increased 58.1% to $140.1 million from third quarter 2008 revenue of $88.6 million.

Third quarter 2009 GAAP net income was $3.2 million, or $0.12 per share, versus third quarter 2008 GAAP net income of $1.9 million, or $0.07 per share.  Included in third quarter 2009 and 2008 results are pre-tax charges associated with severance of $1.7 million, or $0.05 per share, and $0.7 million, or $0.02 per share, respectively.  Excluding these charges, third quarter 2009 GAAP net income was $4.4 million, or $0.17 per share, versus $2.4 million, or $0.09 per share, in third quarter 2008.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the third quarter of 2009 increased 63.9% to $36.8 million versus $22.5 million for the third quarter of 2008.  Excluding the above-mentioned pretax severance charges from third quarter 2009 and 2008 results, EBITDA before stock compensation expense increased 66.9% to $38.6 million from $23.1 million.  On a constant dollar basis and excluding the pre-tax charges, EBITDA before stock compensation expense for the third quarter of 2009 increased 72.5% to $39.9 million.

Adjusted earnings increased 45.9% to $15.5 million, or $0.60 per share, for the third quarter of 2009 compared to adjusted earnings of $10.6 million, or $0.42 per share, for the third quarter of 2008.  Excluding the above-mentioned pretax severance charges from third quarter 2009 and 2008 results, adjusted earnings for the third quarter of 2009 increased 51.6% to $16.9 million, or $0.65 per share.  On a constant dollar basis excluding pretax charges, adjusted earnings for the third quarter of 2009 increased 59.9% to $17.8 million, or $0.68 per share.  (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.)

The table below discloses adjusted earnings and adjusted earnings per share, excluding severance charges, at currency exchange rates reported for third quarter 2009 and at the 2008 rate.

(In millions, except per share and share amounts)

	Third Quarter 2009	Third Quarter 2008	% Change	Third Quarter 2009 @ 2008 FX Rates	% Change@ 2008 FX Rates

Revenues	$140.1	$88.6	58.1%	$143.8	62.3%

After tax adjusted earnings	$16.9	$11.2	51.6%	$17.8	59.9%
Earnings per share	$0.65	$0.44	47.7%	$0.68	54.6%
Shares Outstanding	26.1	25.5	2.3%	26.1	2.3%

Financial Review:

Third Quarter 2009

•                  Third quarter 2009 total revenue increased 58.1% to $140.1 million from third quarter 2008 revenue of $88.6 million. Included in revenue are the following components:

•                  Revenue from the International Services Division decreased 14.0% to $35.9 million from third quarter 2008 revenue of $41.7 million.  The adverse affect of foreign currency translation was $3.7 million.  On a constant dollar basis, ISD revenue decreased 5.3% primarily due to lower transaction volumes in key markets and to a lesser extent from a reduction in software development revenue for our card-not-present payment gateway and the loss of two customers in TNS’ UK processing business, partially offset by continued market share gains in other geographies, similar to last quarter.

•                  Revenue from the Financial Services Division increased 2.4% to $12.0 million from third quarter 2008 revenue of $11.7 million.  Revenues increased primarily through continued growth in the number of customer endpoints connected to our network, partially offset by a lower number of logical virtual connections and to a lesser extent a decrease in market data access revenue.

•                  Revenue from the Telecommunication Services Division increased $55.9 million to $72.4 million from third quarter 2008 revenue of $16.5 million due primarily to the inclusion of the acquired CSG business.  This was partially offset by a loss of revenue from TNS’ former caller ID partner which, as the Company disclosed last quarter, occurred primarily as a result of the CSG acquisition.

•                  Revenue from the POS Division increased 5.7% to $19.8 million from $18.7 million in third quarter 2008, due to a $1.2 million increase in revenue from sales of managed broadband services and a $1.2 million increase in ATM processing revenue.  This was partially offset by a $1.3 million decrease in dial revenue attributable to a 6.0% decrease in transaction volumes, which the Company believes is primarily due to softness in the economy, and a decrease in revenue per transaction mainly resulting from the renewal of certain customer contracts at reduced rates.

Third quarter 2009 gross margin increased 30 basis points to 53.7% from 53.4% in the third quarter of 2008.  On a constant dollar basis, third quarter gross margin increased 50 basis points to 53.9% compared with third quarter 2008’s level.

Outlook:

TNS is updating its Full Year 2009 outlook as follows:

•                  Revenue outlook moderated slightly to $474 - $478 million from $478 - $486 million , reflecting the following assumptions:

•                  In TSD, pass-through revenues, which are recorded at cost and therefore carry no gross margin, estimated to be $3 million lower than previously forecast;

•                  In TSD and ISD, slight delays in the timing of customer implementations, causing approximately $2 million in revenues to shift into early 2010 from fourth quarter 2009

•                  In FSD, some further rationalization in LVCs and  market data access estimated at $1 million

•                  In global POS, a more conservative view of seasonal fluctuations in dial-up POS transaction volumes

•                  Adjusted earnings per share outlook increased slightly to $2.12 - $2.18  from $2.05 - $2.15, reflecting primarily the anticipated CSG integration synergies as described below as well as the outperformance from TNS’ third quarter outlook.

TNS expects to realize annualized pretax integration synergies of $1 million, or $0.03 per share in the fourth quarter of 2009, $5 million to $6 million annualized, or $0.15 - $0.18 per share, in 2010, and $2 million to $3 million annualized, or $0.06 and $0.09 per share, in 2011, for total anticipated annualized pretax synergies of $8 million to $10 million, or $0.24 - $0.30 per share. TNS anticipates that these savings will be fully implemented on a run rate basis by the beginning of the fourth quarter of 2010.

The tables below disclose TNS’ revised outlook for adjusted earnings and adjusted earnings per share for 2009.

Full Year 2009

(In millions, except per share amounts)

	Full Year 2009	Full Year 2008	% Change

Revenues	$474 - $478	$344.0	38% - 39%

After tax adjusted earnings	$55.1 - $56.7	$40.2	37% - 41%
Earnings per share	$2.12 - $2.18	$1.60	33% - 36%
Shares Outstanding	26.0	25.2	3%

Fourth Quarter 2009

(In millions, except per share amounts)

	Fourth Quarter 2009	Fourth Quarter 2008	% Change

Revenues	$137 - $141	$81.1	69% - 74%

After tax adjusted earnings	$16.4 - $18.0	$10.6	55% - 70%
Earnings per share	$0.62 - $0.68	$0.42	48% - 62%
Shares Outstanding	26.5	25.3	5%

Please note that 2008 and 2009 Full Year results exclude the non-recurring items previously disclosed.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “TNS’ focus on execution combined with our business model’s high operating leverage generated $34 million in cash from operations in the third quarter, an increase of 80% over last year’s level.  In keeping with our discipline, we applied $20 million of this cash to debt repayment, and have, to date, repaid a total of $45 million or 11% of our total outstanding debt since the closing date of the CSG acquisition.  We are moving smoothly through the CSG integration plan and have identified $0.24-0.30 per share in annualized network, database and operational synergies that we expect to fully realize on a run rate basis by the fourth quarter of next year.  We have updated our revenue outlook to primarily reflect lower pass-through revenues and timing changes in the implementation of certain new customer wins.  For the remainder of the year, we continue to focus on execution.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, the company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. The company believes that these measures, viewed in addition to and not in lieu of the company’s reported GAAP results, provide additional useful information to investors regarding the company’s performance and overall operating results exclusive of selected significant non-cash items, as described below.  These metrics are frequently requested by investors and are also an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the amortization of debt issuance costs, and the result is tax effected at a 20% rate.  A reconciliation to comparable GAAP measures is provided in the accompanying schedule. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss third quarter 2009 results today, November 2, 2009, at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-847-8704, passcode # 52805026. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from November 2, 2009 at 8:00 p.m. Eastern Time through November 9, 2009, and can be accessed by dialing 617-801-6888, passcode # 14762620.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, data communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in 28 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic recession; the company’s ability to identify, execute or effectively integrate acquisitions, including the acquisition of CSG; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to adapt to changing technology; the Company’s ability to refinance its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2009.  In addition, the statements in this press release are made as of November 2, 2009.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to November 2, 2009.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8459	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Revenues	$140,105	$88,629	$337,322	$262,903
Operating expenses:
Cost of network services	64,940	41,274	160,044	124,206
Engineering and development	10,379	7,252	27,294	22,120
Selling, general, and administrative	30,942	20,965	72,870	61,364
Depreciation and amortization of property and equipment	9,013	6,140	22,841	18,201
Amortization of intangible assets	9,102	5,869	22,859	18,327
Total operating expenses(1),(2)	124,376	81,500	305,908	244,218

Income from operations	15,729	7,129	31,414	18,685
Interest expense (3)	(11,952)	(2,390)	(24,821)	(8,730)
Other income (expense)	583	(688)	370	(582)
Income before income taxes, and equity in net loss of unconsolidated affiliates	4,360	4,051	6,963	9,373
Income tax provision	(1,129)	(2,141)	(3,250)	(4,766)
Equity in net loss of unconsolidated affiliates	(27)	(23)	(80)	(94)
Net income	$3,204	$1,887	$3,633	$4,513

Basic and diluted earnings per share:

Basic net income per common share	$0.13	$0.08	$0.14	$0.18
Diluted net income per common share	$0.12	$0.07	$0.14	$0.18
Basic weighted average common shares outstanding	25,481,084	24,989,865	25,279,307	24,667,442
Diluted weighted average common shares outstanding	26,149,432	25,549,865	25,624,200	25,141,792

FOOTNOTES:

(1)         Included in operating expenses for the nine months ended September 30, 2008 is a pretax benefit related to the settlement of a state sales tax liability of $0.9 million, or $0.03 per share. Included in the three and nine months ended September 30, 2008 were pretax severance charges of $0.7 million, or $0.02 per share.

(2)         Included in operating expense for the nine months ended September 30, 2009 is a pretax charge of $1.6 million, or $0.04 per share, relating to professional fees for the CSG acquisition, which were expensed in accordance with SFAS 141(r). Included in the three and nine months ended September 30, 2009 are pretax charges of $1.7 million, or $0.05 per share, relating to severance.

(3)         Included in interest expense for the nine months ended September 30, 2009 was a $1.7 million pretax charge, or $0.04 per share, related to the write off of deferred finance fees on the 2007 credit facility, following the completion of the 2009 Credit Facility.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$28,674	$38,851
Accounts receivable, net	95,314	69,501
Other current assets	19,640	12,121
Total current assets	143,628	120,473

Property and equipment, net	113,380	58,795
Goodwill	16,534	10,954
Identifiable intangible assets, net	278,282	151,811
Other assets	18,476	19,881
Total assets	$570,300	$361,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$77,742	$59,424
Deferred revenue	13,673	16,360
Current portion of long-term debt (1)	11,063	—
Total current liabilities	102,478	75,784

Long-term debt, net of current portion and discount (1)	339,057	178,500
Other liabilities	4,133	4,815
Total liabilities	445,668	259,099

Total stockholders’ equity	124,632	102,815
Total liabilities and stockholders’ equity	$570,300	$361,914

FOOTNOTES:

(1)                      Reconciliation of long —term debt balance:

Current portion of long-term debt	11,063
Long-term debt, net of current portion and discount	339,057
350,120
Unamortized Original Issue Discount	18,380
2009 Credit Facility outstanding at September 30, 2009	368,500

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Net income	$3,204	$1,887	$3,633	$4,513
Non-cash items	27,161	17,657	66,712	45,473
Working capital changes	3,241	(860)	3,919	(1,498)
Net cash provided by operating activities:	33,606	18,684	74,264	48,488
Purchases of property and equipment, net	(12,668)	(11,551)	(23,804)	(25,269)
Cash paid for business acquisitions, net of cash acquired	(3,805)	—	(230,002)	—
Net cash used in investing activities:	(16,473)	(11,551)	(253,806)	(25,269)
Proceeds from issuance of long-term debt, net (1)	—	—	201,612	—

Repayment of long-term debt	(20,000)	(7,000)	(40,000)	(25,000)
Payment of long-term debt financing costs	—	—	(175)	(75)
Proceeds from stock option exercise	7,020	643	7,401	9,589
Purchase of treasury stock	(646)	(358)	(1,458)	(1,919)
Net cash (used in) provided by financing activities:	(13,626)	(6,715)	167,380	(17,405)
Effect of exchange rates on cash and cash equivalents	2,041	(104)	1,985	(603)
Net increase (decrease) in cash and cash equivalents	5,548	523	(10,177)	5,211
Cash and cash equivalents, beginning of period	23,126	22,493	38,851	17,805
Cash and cash equivalents, end of period	$28,674	$23,016	$28,674	$23,016

FOOTNOTES:

(1)                                 Reconciliation of proceeds from issuance of long-term debt and 2009 Credit Facility

Proceeds from issuance of long-term debt	201,612
Original Issue Discount	23,000
Financing fees related to issuance of debt	5,388
2009 Credit Facility	230,000

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
EBITDA before stock compensation expense:
Income from operations (GAAP)	$15,729	$7,129	$31,414	$18,685
Add back the following items:
Depreciation and amortization of property and equipment	9,013	6,140	22,841	18,201
Amortization of intangible assets	9,102	5,869	22,859	18,327
Stock compensation expense	2,985	3,326	7,517	9,374
EBITDA before stock compensation expense(1),(2)	$36,829	$22,464	$84,630	$64,587

Adjusted Earnings:
Income before income taxes and equity in net loss of unconsolidated affiliates(GAAP)	$4,360	$4,051	$6,963	$9,373

Add back the following items: Equity in net loss of unconsolidated affiliates	(27)	(23)	(80)	(94)
Amortization of intangible assets	9,102	5,859	22,859	18,327
Other debt related costs	2,977	69	7,715	215
Stock compensation expense	2,985	3,326	7,517	9,374
Adjusted earnings before income taxes	19,397	13,292	44,973	37,195
Income tax provision at 20%	(3,879)	(2,658)	(8,995)	(7,439)
Adjusted earnings(3)	$15,518	$10,634	$35,978	$29,756

Weighted average common shares — diluted	26,149,432	25,549,865	25,624,200	25,141,792
Adjusted earnings per common share — diluted	$0.60	$0.42	$1.40	$1.18

FOOTNOTES:

(1)         Excluding the $0.9 million benefit from the settlement of the state sales tax liability and $0.7 million severance charge, EBITDA before stock compensation expense for the three and nine months ended September 30, 2008 was $23.1 million and $64.4 million, respectively.

(2)         Excluding the $1.6 million charge related to the acquisition of CSG and the $1.7 million charge related to severance, EBITDA before stock compensation expense for the three and nine months ended September 30, 2009 was $38.6 million and $88.0 million, repectively.

(3)         Excluding the $0.9 million pretax benefit from the settlement of the state sales tax liability and the $0.7 million pretax severance charges, adjusted earnings for the three and nine months ended September 30, 2008 were $11.2 million or $0.44 per share, and $29.5 million, or $1.17 per share, respectively. Excluding the $1.6 million pretax charge for professional fees related to the acquisition of CSG and $1.7 million pretax, charge related to severance, adjusted earnings for the three and nine months ended September 30, 2009 were $16.9 million, or $0.65 per share, and $38.7 million, or $1.50 per share, respectively.

# # #